UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2026

Battalion Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road Suite 1100 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	BATL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02	Compensatory Arrangements of Certain Officers.

On June 18, 2026, the Board of Directors (the “Board”) of the Battalion Oil Corporation (the “Company”), upon the recommendation of the Board’s Compensation Committee, approved (i) an updated compensation program for the Company’s non-employee directors, effective July 1, 2026; and (ii) certain change in control-related compensation arrangements for the Company’s executive officers and other key employees (the “Retention and Incentive Plan”), which replace the arrangements previously approved by the Board on March 4, 2025.

Non-Employee Director Compensation

Under the Company’s non-employee director compensation program, each non-employee director will receive an annual cash retainer of $225,000. The Chairman of the Board will receive an additional annual cash retainer of $75,000, and committee chairs will each receive an additional annual cash retainer of $25,000 per committee chaired. The compensation will be payable in quarterly installments and prorated for partial-year service.

This program replaces the Company’s prior non-employee director compensation arrangements.

Change in Control Retention and Incentive Arrangements

The Retention and Incentive Arrangements provide for the establishment of a cash bonus pool of $5.0 million (the “Bonus Pool”), payable upon the consummation of a change in control transaction and allocable among eligible executive officers and key employees as determined by the Board. Beginning January 1, 2027, the Bonus Pool will be subject to annual adjustment based on the Consumer Price Index for All Urban Consumers (CPI‑U), plus an additional 200 basis points. The Bonus Pool will expire on December 31, 2030.

The Board also approved a performance-based incentive program (the “Waterfall Merger Incentive Program”) pursuant to which an additional incentive pool will be established in connection with a qualifying change in control transaction based on the increase in the Company’s value above an established base amount (the “Base Amount”) measured from May 1, 2026 (the “Base Date”). The size of the incentive pool is determined by the internal rate of return (“IRR”) implied by the growth in the Company’s value from the Base Date to the closing date of the qualifying transaction, calculated using the XIRR function in Microsoft Excel. The amount of such incentive pool will be determined based on specified internal rate of return thresholds, with payout percentages ranging from 10% to 20% of the increase in value above the Base Amount. Payments under the Waterfall Merger Incentive Program may be made in cash, equity, or a combination thereof, and will expire on December 31, 2030.

Awards under the Retention and Incentive Arrangements will be subject to the consummation of a qualifying change in control transaction and final allocation determinations by the Board. Certain executive officers and key employees are eligible to participate in the Retention and Incentive Arrangements.

2020 LTIP RSU Vesting Confirmation

The Board also confirmed that the vesting condition applicable to 35,419 restricted stock units previously awarded on February 20, 2020 under the Company's 2020 Long-Term Incentive Plan (the “2020 Plan”) has been satisfied. The award agreement governing such restricted stock units provided for automatic vesting upon the occurrence of a change of control event, the Board determined that such threshold has been reached and that the applicable vesting condition has accordingly been satisfied in accordance with the terms of the award agreement. This disclosure is confirmatory in nature; the vesting of such restricted stock units occurred automatically upon determination of the satisfaction of the contractual condition and did not require further Board authorization.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTALION OIL CORPORATION

June 18, 2026	By:	/s/ Matthew B. Steele
	Name:	Matthew B. Steele
	Title:	Chief Executive Officer

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